PROSPECTUS SUPPLEMENT NO. 2 (to prospectus dated August 15, 2023)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-271221

YS Biopharma Co., Ltd.

UP TO 24,130,762 ORDINARY SHARES

This prospectus supplement updates, amends and supplements the prospectus dated August 15, 2023 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-271221), with the information contained in the Current Report on Form 6-K furnished to the U.S. Securities and Exchange Commission (“SEC”) on August 25, 2023, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus.

Our Ordinary Shares and warrants to purchase our Ordinary Shares (“Warrants”) are listed on the Nasdaq Stock Market LLC (“NASDAQ”), under the trading symbols “YS” and “YSBPW,” respectively. On September 22, 2023, the closing price for our Ordinary Shares on Nasdaq was $0.824, and the closing price for our Warrants on Nasdaq was $0.031.

Investing in YS Biopharma’s securities involves a high degree of risk. See “Risk Factors” beginning on page 17 of the Prospectus and other risk factors contained in the documents incorporated by reference herein for a discussion of information that should be considered in connection with an investment in YS Biopharma’s securities.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PROSPECTUS DATED SEPTEMBER 25, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 UNDER

THE SECURITIES EXCHANGE ACT OF 1934

For the month of August 2023

Commission File Number: 001-41598

YS BIOPHARMA CO., LTD.

(Exact name of registrant as specified in its charter)

Building No. 2, 38 Yongda Road

Daxing Biomedical Industry Park

Daxing District, Beijing, PRC

Tel: 010-89202086

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒   Form 40-F ☐

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

YS Biopharma Co., Ltd.

Date: August 25, 2023	By:	/s/ Yi Zhang
	Name:	Yi Zhang
	Title:	Chairman and Director

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 99.1	YS Biopharma Announces Officers’ Share Purchase

Exhibit 99.1

YS Biopharma Announces Purchase of Shares by Company Officers

GAITHERSBURG, Md., Aug. 24, 2023 /PRNewswire/ -- YS Biopharma Co., Ltd. (NASDAQ: YS) ("YS Biopharma" or the "Company"), a global biopharmaceutical company dedicated to discovering, developing, manufacturing, and delivering new generations of vaccines and therapeutic biologics for infectious diseases and cancer, today announced that the Company’s Founder and Chairperson, Mr. Yi Zhang, and its Director and Chief Executive Officer, Dr. Hui Shao, have purchased 429,188 of the Company’s ordinary shares at an average price of $1.407 per share, and 46,300 of the Company’s ordinary shares at an average price of $1.46 per share, respectively, on the open market.

The investments by Mr. Yi Zhang and Dr. Hui Shao represent their strong belief in YS Biopharma's long-term business strategy and growth potential. The purchases also reflect their confidence in YS Biopharma's vision, mission, and commitment to delivering shareholder value. Both Mr. Yi Zhang and Dr. Hui Shao may purchase additional shares through open market transactions or other authorized transaction methods in the future. The timing of such additional purchases will depend on market conditions and be subject to regulatory requirements.

Dr. Hui Shao, Director, President, and CEO of YS Biopharma, commented, "I have always believed in the unparalleled potential of YS Biopharma. At present, I believe the Company’s current stock price does not accurately reflect the significant intrinsic value of the Company. This investment is not just a financial decision, but a testament to my faith in our team, our innovative products, and the future trajectory we envision. I am committed to YS Biopharma's mission and am excited about what the future holds for us."

About YS Biopharma

YS Biopharma is a global biopharmaceutical company dedicated to discovering, developing, manufacturing, and delivering new generations of vaccines and therapeutic biologics for infectious diseases and cancer. It has developed a proprietary PIKA® immunomodulating technology platform and a new generation of preventive and therapeutic biologics targeting Rabies, Coronavirus, Hepatitis B, Influenza, Shingles, and other virus infections. YS Biopharma operates in China, the United States, Singapore, and the Philippines, and is led by a management team that combines rich local expertise and global experience in the biopharmaceutical industry. For more information, please visit investor.ysbiopharm.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements’’ within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements, including but not limited to statements regarding the expected growth of YS Biopharma, the development progress of all product candidates, the progress and results of all clinical trials, YS Biopharma’s ability to source and retain talent, and the cash position of YS Biopharma following the closing of the Business Combination. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements are based on various assumptions, whether identified in this press release, and on the current expectations of YS Biopharma’s management and are not predictions of actual performance.

These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to be materially different from those expressed or implied by these forward-looking statements. Although YS Biopharma believes that it has a reasonable basis for each forward-looking statement contained in this press release, YS Biopharma cautions you that these statements are based on a combination of facts and factors currently known and projections of the future, which are inherently uncertain. In addition, there are risks and uncertainties described in the final prospectus relating to the proposed Business Combination, and other documents filed by YS Biopharma from time to time with the SEC. These filings may identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

YS Biopharma cannot assure you that the forward-looking statements in this press release will prove to be accurate. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, the ability to recognize the anticipated benefits of the Business Combination, costs related to the transaction, the impact of the global COVID-19 pandemic, the risk that the transaction disrupts current plans and operations as a result of the consummation of the transaction, the outcome of any potential litigation, government or regulatory proceedings, the sales performance of the marketed vaccine product and the clinical trial development results of the product candidates of YS Biopharma, and other risks and uncertainties, including those included in YS Biopharma’s filings with the SEC. There may be additional risks that YS Biopharma does not presently know or that YS Biopharma currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In light of the significant uncertainties in these forward-looking statements, nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. The forward-looking statements in this press release represent the views of YS Biopharma as of the date of this press release. Subsequent events and developments may cause those views to change. However, while YS Biopharma may update these forward-looking statements in the future, there is no current intention to do so, except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing the views of YS Biopharma as of any date subsequent to the date of this press release. Except as may be required by law, YS Biopharma does not undertake any duty to update these forward-looking statements.

Investor Relations Contacts

Alyssa Li
Director of Investor Relations
Email: ir@yishengbio.com

Robin Yang
Partner, ICR, LLC
Tel: +1 (212) 537-4035
Email: YSBiopharma.IR@icrinc.com